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                                                                    EXHIBIT 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the iPrint Technologies, inc. 1997 Stock Option Plan, the Wood Alliance, Inc. 1997 Stock Option Plan, the Wood Alliance, Inc. 1998 Stock Option Plan, the Wood Alliance, Inc. Millennium Stock Plan, and Individual Stock Option Agreements for Monte D. Wood and James Childers of our report dated January 19, 2001, with respect to the audited financial statements of iPrint.com, inc. for the years ended December 31, 2000 and 1999, and included in the Form 10-K filed with the Securities and Exchange Commission on March 30, 2001.



/s/ Arthur Andersen LLP
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ARTHUR ANDERSEN LLP


San Jose, California
November 9, 2001